Exhibit 10.1
July 24, 2011
Seth Shaw
Zwanebloemstraat 93
Amsterdam, 1087 GD
Netherlands
Dear Seth:
          Congratulations! I am pleased to offer you a position with LogMeIn, Inc. as Senior Vice President of Sales, reporting to me, Michael Simon, CEO and to be based at our offices in Woburn, Massachusetts. If you decide to accept this position, you will receive an annual salary of $215,000. Your salary will be paid in accordance with LogMeIn’s standard payroll practice, which is currently semi-monthly (i.e. $8,958.33 per pay period). If you accept the offer, your first day of employment in this role will be August 1, 2011. As an employee, you will also receive all the eligible employee benefits including up to twenty (20) vacation days per year which accrue monthly at the rate of ten (13.33) hours per month.
          In addition to your base salary you will be eligible for an annual commission plan of up to $185,000 paid in accordance with LogMeIn’s standard practice, which is currently 30 days after the close of a calendar month. Your current annual commission plan will be adjusted, effective August 1, 2011, to reflect this on target commission amount, your quota attainment to date and will be based on total worldwide sales and revenue. The Company’s commission plan is subject to change and will be reviewed at least annually as part of our annual budget process. The commission plan is subject to review and approval by the Company’s Board of Directors.
          Additionally, it will be recommended at one of the first meetings of the Company’s Board of Directors following your start date that the Company grant you an option to 50,000 shares of the Company’s Common Stock. The price per share will be equal to the last reported sale price of the Company’s Common Stock on The NASDAQ Global Market on the date of grant. Twenty-five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest annually over the next three (3) yearly anniversaries in equal amounts subject to your continuing employment with the Company, such that the shares subject to your option shall be fully vested on the four (4) year anniversary of the date your vesting begins. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and stock option agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
          The company will provide tax preparation and tax equalization for your 2011 income tax year as detailed in your Letter of Assignment dated September 29, 2009 and signed by you on September 30, 2009.
          The Company will provide you coach class air fare for you and your family to transfer from the Netherlands to Massachusetts, USA. In addition, you will be reimbursed for relocation of your personal belongings from the Netherlands to Massachusetts, USA. If the Company terminates your employment other than for “Cause” within 24 months of your assignment the Company will reimburse you for relocation of your family and personal belongings, up to a maximum of $10,000, from Massachusetts to California. “Cause” shall mean (a) a good faith finding by the Company that (i) you have failed to perform your assigned duties for the Company, or (ii) You have engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of you of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.
LogMeIn, Inc., 500 Unicorn Park Drive – Woburn, MA 01801
Phone (800) 993-1790 Fax (781) 998-7792 www.LogMeIn.com

          You must provide all receipts for moving reimbursements. Please note that if the reimbursement qualifies for a tax deduction, then the amount is not taxable and is not included in the employee’s taxable income. The reimbursement amount appears on the Form W-2 in Box 12 (coded P). All other amounts reimbursed must be treated as taxable income. Please refer to the IRS website for clarification around taxable and non-taxable items. www.irs.gov
          This offer letter and the attached addendum is an agreement between you and the Company. As a condition of your employment you are required to sign and comply with the addendum . You agree that all of the terms and conditions of that addendum apply to your employment. Additionally, your current Employee Confidentiality-Nondisclosure-Non-competition-IP Assignment Agreement remains in place and is considered part of the agreement between you and the Company.
          Speaking for myself, and everyone at LogMeIn, we are excited about you taking on this new role. I am looking forward to your favorable reply and to working with you.

Sincerely,
/s/ James F. Kelliher
James F. Kelliher
Chief Finance Officer

LogMeIn, Inc., 500 Unicorn Park Drive – Woburn, MA 01801
Phone (800) 993-1790 Fax (781) 998-7792 www.LogMeIn.com

LogMeIn Offer Letter Addendum
This addendum and the document or documents listed above are incorporated by reference into, and form part of your Offer Letter and, together with that Offer Letter, form all of the terms and conditions applicable to your employment by the Company, superseding any prior or contemporaneous commitments, representations, or statements concerning your employment with the Company. Your employment is subject to the following:
•	Your employment with the Company is for no specified period and constitutes an at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or reason, and with or without notice.

•	You will be expected to abide by the Company’s rules and standards.

•	The Company may modify job titles, organizational structure, salaries and benefits from time to time as it deems necessary.
Please confirm your acceptance of this offer, your understanding and agreement to the offer letter and attachments, as well as the statements made above, by signing a copy of this letter (keeping one copy for your records) and returning a signed copy by July 31st , 2011 which is the closing date of this offer.
Agreed to and accepted:

Signature:	/s/ Seth L. Shaw	Date:	7/29/11

Printed Name:	Seth L. Shaw
LogMeIn, Inc., 500 Unicorn Park Drive – Woburn, MA 01801
Phone (800) 993-1790 Fax (781) 998-7792 www.LogMeIn.com